[LETTERHEAD]
                        Morris, Nichols, Arsht & Tunnell


                                December 10, 1997


Morgan Grenfell Investment Trust
885 Third Avenue
New York, New York  10022


          Re:  Morgan Grenfell Investment Trust


Ladies and Gentlemen:

     We have acted as special Delaware counsel to Morgan Grenfell Investment Trust, a Delaware business trust (the "Trust"), in connection with certain matters relating to the issuance of Shares in the Trust. Capitalized terms used herein and not otherwise herein defined are used as defined in the Agreement and Declaration of Trust of the Trust dated September 13, 1993 (the "Governing Instrument").

     In rendering this opinion, we have examined copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust filed in the Office of the Secretary of State of the State of Delaware (the "Recording Office") on September 13, 1993 (the "Certificate"); the Governing Instrument; the By-laws of the Trust; a Written Consent of the Trustees of the Trust; certain votes of the Trust; the Trust's Notification of Registration Filed Pursuant to Section 8(a) of the Investment Company Act of 1940 on Form N-8A as filed with the Securities and Exchange Commission on September 13, 1993; Post-Effective Amendment No. 18 to the Trust's Registration Statement under the Securities Act of 1933, as amended, on Form N-1A to be filed with the Securities and Exchange Commission on or about the date hereof (the "Post-Effective Amendment"); and a certification of good standing of the Trust obtained as of a recent date from the Recording Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purpose of this opinion: (i) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced instruments, certificates and other documents,


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Morgan Grenfell Investment Trust
December 10, 1997
Page 2


and of all documents contemplated by the Governing Instrument, the By-laws and applicable resolutions of the Trustees to be executed by investors desiring to become Shareholders; (ii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Instrument, and compliance with the other terms, conditions and restrictions set forth in the Governing Instrument and all applicable resolutions of the Trustees in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate Series of Shares and the rights and preferences attributable thereto as contemplated by the Governing Instrument); (iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance, redemption or transfer of Shares; (iv) that no event has occurred subsequent to the filing of the Certificate that would cause a termination or reorganization of the Trust under
Section 2 or Section 3 of Article VIII of the Governing Instrument; (v) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Act; and (vi) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

     Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

     1. The Trust is a duly organized and validly existing business trust in good standing under the laws of the State of Delaware.

     2. The Shares of the following Series of the Trust, when issued to Shareholders of such Series in accordance with the terms, conditions, requirements and procedures set forth in the Governing Instrument, will constitute legally issued, fully paid and non-assessable Shares of beneficial interest in the Trust: Morgan Grenfell Emerging Local Currency Debt Fund; Morgan Grenfell Core Global Fixed Income Fund; Morgan Grenfell Total Return Bond Fund; and Morgan Grenfell High Yield Bond Fund.

     3. Under the Delaware Act and the terms of the Governing Instrument, each Shareholder of the Trust, in such capacity, will be entitled to the same limitation of personal

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Morgan Grenfell Investment Trust
December 10, 1997
Page 3


liability as that extended to stockholders of private corporations for profit; provided, however, that we express no opinion with respect to the liability of any Shareholder who is, was or may become a named Trustee of the Trust. Neither the existence nor exercise of the voting rights granted to Shareholders under the Governing Instrument will, of itself, cause a Shareholder to be deemed a trustee of the Trust under the Delaware Act. Notwithstanding the foregoing or the opinion expressed in paragraph 2 above, we note that, pursuant to Section 5 of Article IV of the Governing Instrument, the Trustees have the power to cause Shareholders, or Shareholders of a particular Series, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing Share ownership (or by both means).

     We understand that the Trust is currently in the process of registering or qualifying Shares of the above referenced Series in various states, and we hereby consent to the filing of a copy of this opinion with the securities administrators of such states and with the Securities and Exchange Commission as part of the Post-Effective Amendment. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof and may not be relied upon by, or filed with, any other person or entity for any purpose without our prior written consent.

                                   Sincerely,

                                   MORRIS, NICHOLS, ARSHT & TUNNELL

                                   /s/ Morris, Nichols, Arsht & Tunnell
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